Exhibit 5.1

February 16, 2022
Matter No.:348706
Doc Ref: 20587644.1

+1 441 298 7861
robert.alexander@conyers.com
Roivant Sciences Ltd.
Suite 1, 3rd Floor
11-12 St. James’s Square
London
SW1Y 4LB
United Kingdom

Dear Sirs,

Re: Roivant Sciences Ltd. (the “Company”)

We have acted as special Bermuda legal counsel to the Company in connection with a registration statement on Form S-1 filed with the U.S. Securities and Exchange Commission (the “Commission”) on February 16, 2022 (the “Registration Statement” which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto) relating to the registration under the U.S. Securities Act of 1933, as amended, (the “Securities Act”) of the resale of up to 25,000,000 common shares par value US$0.0000000341740141 per share of the Company (the “Common Shares”), such Common Shares that have been and may in the future be issued from time to time to CF Principal Investments LLC as underwriter (the “Holder”) pursuant to a common shares purchase agreement, dated as of February 14, 2022, by and between the Company and the Holder relating to the establishment of a committed equity facility (the “Purchase Agreement”).

For the purposes of giving this opinion, we have examined a copy of the Registration Statement. We have also reviewed the memorandum of association and the bye-laws of the Company, each certified by the Secretary of the Company on February 16, 2022 (the “Constitutional Documents”), unanimous written resolutions of the Company’s board of directors dated February 9, 2022 (the “Resolutions”), and such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.

We have assumed (a) the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) examined by us and the authenticity and completeness of the originals from which such copies were taken, (b) that where a document has been examined by us in draft form, it will be or has been executed and/or filed in the form of that draft, and where a number of drafts of a document have been examined by us all changes thereto have been marked or otherwise drawn to our attention, (c) the accuracy and completeness of all factual representations made in the Registration Statement and other documents reviewed by us, (d) that the Resolutions were passed at one or more duly convened, constituted and quorate meetings, or by unanimous written resolutions, remain in full force and effect and have not been rescinded or amended, (e) that the Constitutional Documents will not be amended in any manner that would affect the opinions expressed herein, (f) that there is no provision of the law of any jurisdiction, other than Bermuda, which would have any implication in relation to the opinions expressed herein, (g) that the Company will have sufficient authorised capital to effect the issue of any of the Common Shares at the time of issuance, (h) that the Common Shares will be listed on an appointed stock exchange, as defined in the Companies Act 1981, as amended, which includes the NASDAQ, at the time of the issuance of any Common Shares, (i) that, upon the issue of any Common Shares pursuant to the Purchase Agreement, the Company will receive consideration for the issue price thereof which shall be equal to at least the par value thereof, and (j) that the issuance and sale of and payment for the Shares will be in accordance with the applicable purchase, underwriting or similar agreement duly approved by the Board of Directors and the Registration Statement (including the prospectus set forth therein and any applicable supplement thereto).

We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than Bermuda. This opinion is to be governed by and construed in accordance with the laws of Bermuda and is limited to and is given on the basis of the current law and practice in Bermuda. This opinion is issued solely for the purposes of the filing of the Registration Statement and is not to be relied upon in respect of any other matter.

On the basis of and subject to the foregoing, we are of the opinion that:

1.

The Company is duly incorporated and existing under the laws of Bermuda in good standing (meaning solely that it has not failed to make any filing with any Bermuda government authority or to pay any Bermuda government fees or tax which would make it liable to be struck off the Register of Companies and thereby cease to exist under the laws of Bermuda).

2.

When issued and paid for in accordance with the Registration Statement and the Purchase Agreement, the Common Shares to be sold by the Company will be validly issued, fully paid and non-assessable (which term means when used herein that no further sums are required to be paid by the holders thereof in connection with the issue of such Common Shares).

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not hereby admit that we are experts within the meaning of Section 11 of the Securities Act or that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

Yours faithfully,

/s/ Conyers Dill & Pearman Limited